Exhibit 99.1

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com

Maxygen Reports First Quarter 2012 Financial Results

SAN MATEO, Calif., May 7, 2012 — Maxygen, Inc. (Nasdaq: MAXY), a biopharmaceutical company, today announced financial and business results for the quarter ended March 31, 2012.

First Quarter 2012 Financial Results

Maxygen reported a net loss attributable to Maxygen, Inc. of $2.6 million, or $0.09 per basic and diluted share, for the first quarter of 2012, compared to net income attributable to Maxygen, Inc. of $1.5 million, or $0.05 per basic and diluted share, for the same period in 2011.

Total operating expenses from continuing operations were $2.8 million in the first quarter of 2012, compared to $3.7 million in the first quarter of 2011. The decrease in operating expenses was primarily due to a reduction in research and development expenses, as well as reductions in stock compensation expense and fees for consulting and other professional services.

At March 31, 2012, Maxygen held approximately $155.3 million in cash, cash equivalents and short-term investments and remains eligible for a contingent payment of up to $30.0 million from Bayer HealthCare LLC related to the sale of Maxygen’s hematology assets to Bayer in July 2008. In addition, Maxygen continues to retain all rights to its MAXY-G34 product candidate, a next-generation pegylated, granulocyte colony stimulating factor.

Business Results

The acquisition of Perseid Therapeutics LLC, a former majority-owned subsidiary, by Astellas in May 2011 for $76.0 million in cash largely completed a multi-year strategic process to maximize stockholder value through sales, distributions and other arrangements involving the company’s various assets. Maxygen retains all rights to its MAXY-G34 program for development of all therapeutic areas, including the chemotherapy-induced neutropenia and Acute Radiation Syndrome (ARS) indications, and the company’s current focus is to create value from this program for its stockholders, either through the potential further development of the product candidate for one or both indications, or through a sale, licensing, partnering or other transaction involving the program. Maxygen also continues to evaluate potential strategic options for the company as a whole, including a strategic business combination or other transaction.

In January 2012, Maxygen announced a new stock repurchase program under which the company may purchase up to $10.0 million of its common stock through December 31, 2012. From December 2009 through March 31, 2012, Maxygen has repurchased approximately 12.5 million shares of its common stock at an aggregate cost of approximately $67.9 million.

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com

About Maxygen

Maxygen is a biotechnology company focused on the potential further development of its MAXY-G34 product candidate, a next-generation pegylated, granulocyte colony stimulating factor, or G-CSF, for the treatment of chemotherapy-induced neutropenia and acute radiation syndrome, or ARS. For more information, please visit the company’s website at www.maxygen.com.

Cautionary Statement Regarding Maxygen Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of Maxygen’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors and uncertainties, among others, could cause actual results to differ materially from those described in the forward-looking statements: Maxygen’s ability or plans to commence or continue the development of MAXY-G34 for any indication and the timing and status of any such development; the potential utility of MAXY-G34 for the treatment of chemotherapy-induced neutropenia and/or ARS; the potential advantages of such product over existing or future products; risks inherent in drug development; whether Maxygen will receive any portion of the event-based payment from Bayer and the timing of any such payment; whether Maxygen will complete any sale, licensing, partnering or other transaction involving the MAXY-G34 program or any other strategic transaction involving the company; and economic, business, competitive, and/or regulatory factors affecting the business of Maxygen and the markets it serves generally, including those set forth in Maxygen’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and its Current Reports on Form 8-K and other SEC filings. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. In any forward-looking statement in which Maxygen expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Maxygen is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise, except to the extent required by applicable law.

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com

Selected Consolidated Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2011	2012
	(unaudited)
Revenues:
Technology and license revenue	$—	$6
Operating Expenses:
Research and development	567	65
General and administrative	3,140	2,767

Total operating expenses	3,707	2,832

Loss from operations	(3,707)	(2,826)
Gain on distribution of equity securities	85	75
Interest income and other income (expense), net	(123)	179

Loss from continuing operations before income taxes	(3,745)	(2,572)
Income tax benefit	1,736	—

Loss from continuing operations	(2,009)	(2,572)
Discontinued operations:
Income from discontinued operations	6,037	—
Income tax expense for discontinued operations	(1,517)	—

Income from discontinued operations, net of taxes	4,520	—

Net income (loss)	2,511	(2,572)
Net income (loss) attributable to non-controlling interests	1,052	—

Net income (loss) attributable to Maxygen, Inc.	$1,459	$(2,572)

Basic and diluted net income (loss) per share attributable to Maxygen, Inc.	$0.05	$(0.09)
Shares used in basic and diluted net income (loss) per share calculations	29,225	27,232

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com

Consolidated Balance Sheet Data

(in thousands)

	December 31,	March 31,
	2011	2012
	(Note 1)	(Unaudited)
Cash, cash equivalents and short-term investments	$159,571	$155,263
Available-for-sale investment in equity securities	2,478	1,639
Prepaid expenses and other assets	2,584	2,429

Total assets	$164,633	$159,331

Distribution payable	$1,076	$730
Other liabilities	2,613	1,993
Stockholders’ equity	160,944	156,608

Total liabilities and stockholders’ equity	$164,633	$159,331

Note 1: Derived from consolidated audited financial statements as of December 31, 2011.

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Contact:

Adriann Poat

Adriann.poat@maxygen.com

650.241.2303